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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                         UNITED SECURITY SYSTEMS, INC.,

                            THE JUPITER GROUP, INC.,

                               RESPONSE USA, INC.

                                       AND

                              VECTOR SECURITY, INC.

                                 August 11, 1999

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                                       i
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                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I.........................................................................................................1
   PURCHASE AND SALE; CLOSING.....................................................................................1
      1.1.  STOCK PURCHASE........................................................................................1
      1.2   PURCHASE PRICE; PAYMENT OF MCGINN DEBT................................................................1
      1.3   PURCHASE PRICE ADJUSTMENT.............................................................................1
      1.4   THE CLOSING...........................................................................................3
      1.5   CONDITIONS TO THE BUYER'S OBLIGATIONS.................................................................3
      1.6   CONDITIONS TO THE SELLER'S OBLIGATIONS................................................................5

ARTICLE II........................................................................................................6
    PRE-CLOSING COVENANTS.........................................................................................6
      2.1   OPERATIONS AND MAINTENANCE OF THE BUSINESS............................................................6
      2.2   INFORMATION...........................................................................................7
      2.3   CONSENTS..............................................................................................8
      2.4   SCHEDULES SUPPLEMENT AND COOPERATION GENERALLY........................................................9
      2.5   INTERCOMPANY DEBT.....................................................................................9

ARTICLE III.......................................................................................................9
   REPRESENTATIONS AND WARRANTIES
   CONCERNING THE COMPANY.........................................................................................9
      3.1   ORGANIZATION AND POWER................................................................................9
      3.2   AUTHORIZATION OF TRANSACTIONS........................................................................10
      3.3   CAPITAL STOCK AND RELATED MATTERS....................................................................10
      3.4   ABSENCE OF CONFLICTS.................................................................................10
      3.5   FINANCIAL STATEMENTS.................................................................................11
      3.6   ABSENCE OF CERTAIN CHANGES...........................................................................11
      3.7   TITLE TO, CONDITION AND SUFFICIENCY OF ASSETS........................................................12
      3.8   TAXES................................................................................................13
      3.9   CONTRACTS AND COMMITMENTS............................................................................14
      3.10  PROPRIETARY RIGHTS...................................................................................15
      3.11  LITIGATION;  PROCEEDINGS.............................................................................16
      3.12  BROKERAGE............................................................................................16
      3.13  EMPLOYEES............................................................................................16
      3.14  EMPLOYEE BENEFIT PLANS...............................................................................16
      3.15  AFFILIATE TRANSACTIONS...............................................................................17
      3.16  COMPLIANCE WITH LAWS.................................................................................17
      3.17  CUSTOMERS AND SYSTEMS................................................................................18
      3.18  ENVIRONMENTAL MATTERS................................................................................18
      3.19  GUARANTIES...........................................................................................19
      3.20  UNDISCLOSED LIABILITIES..............................................................................19
      3.21  RESTRICTIONS ON BUSINESS ACTIVITIES..................................................................20


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      3.22  UNDERWRITERS' LABORATORY.............................................................................20
      3.23  ACCOUNTS RECEIVABLE..................................................................................20
      3.24  STANDARD FORM CONTRACTS..............................................................................20
      3.25  INSURANCE............................................................................................21
      3.26  NO OTHER REPRESENTATIONS AND WARRANTIES..............................................................21
      3.27  INVENTORY............................................................................................21
      3.28  DISCLOSURE...........................................................................................21
      3.29  PERS ACCOUNTS........................................................................................22
      3.30  YEAR 2000 COMPLIANCE.................................................................................22

ARTICLE IV.......................................................................................................22
   REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................................22
      4.1   ORGANIZATION.........................................................................................22
      4.2   AUTHORIZATION OF TRANSACTIONS........................................................................22
      4.3   TITLE TO SHARES......................................................................................23
      4.4   ABSENCE OF CONFLICTS.................................................................................23
      4.5   BROKERAGE............................................................................................23
      4.6   LITIGATION; PROCEEDINGS..............................................................................23

ARTICLE V........................................................................................................23
   REPRESENTATIONS AND WARRANTIES OF THE BUYER...................................................................23
      5.1   ORGANIZATION AND POWER...............................................................................24
      5.2   AUTHORIZATION OF TRANSACTIONS........................................................................24
      5.3   ABSENCE OF CONFLICTS.................................................................................24
      5.4   BROKERAGE............................................................................................25
      5.5   LITIGATION; PROCEEDINGS..............................................................................25
      5.6   ACQUISITION OF SHARES FOR INVESTMENT.................................................................25
      5.7   FINANCING............................................................................................25

ARTICLE VI.......................................................................................................25
   TERMINATION...................................................................................................25
      6.1   TERMINATION..........................................................................................25
      6.2   EFFECT OF TERMINATION................................................................................26
      6.3   TERMINATION FEE......................................................................................26

ARTICLE VII......................................................................................................27
   INDEMNIFICATION AND RELATED MATTERS...........................................................................27
      7.1   SURVIVAL; ABSENCE OF OTHER REPRESENTATIONS...........................................................27
      7.2   INDEMNIFICATION......................................................................................27
      7.3   INDEMNIFICATION PROCEDURES...........................................................................30
      7.4   TREATMENT OF INDEMNIFICATION PAYMENTS................................................................31

ARTICLE VIII.....................................................................................................32
   ADDITIONAL AGREEMENTS.........................................................................................32
      8.1   THE BUYER'S RETENTION OF RECORDS; CONTINUING ASSISTANCE..............................................32


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

      8.2   PRESS RELEASES AND ANNOUNCEMENTS.....................................................................32
      8.3   FURTHER ASSURANCES...................................................................................33
      8.4   EXPENSES.............................................................................................33
      8.5   NON-SOLICITATION.....................................................................................33
      8.6   NON-COMPETE COVENANT.................................................................................34
      8.7   HSR ACT COMPLIANCE...................................................................................35
      8.8   EMPLOYEE MATTERS.....................................................................................35
      8.9   TAX MATTERS..........................................................................................36
      8.10  STANDARD COLLECTION PROCEDURES.......................................................................38
      8.11  OVERDUE ACCOUNTS.....................................................................................38
      8.12  INDEPENDENT INVESTIGATION............................................................................39
      8.13  I.R.C. Sections 338(H)(10) ELECTION..................................................................39
      8.14  PERS MONITORING......................................................................................39
      8.15  CENTRAL STATION OPERATORS............................................................................39
      8.16  TELEPHONE SWITCH.....................................................................................39

ARTICLE IX.......................................................................................................40
   MISCELLANEOUS.................................................................................................40
      9.1   AMENDMENT AND WAIVER.................................................................................40
      9.2   NOTICES..............................................................................................40
      9.3   BINDING AGREEMENT; ASSIGNMENT........................................................................41
      9.4   SEVERABILITY.........................................................................................41
      9.5   NO STRICT CONSTRUCTION...............................................................................42
      9.6   CAPTIONS.............................................................................................42
      9.7   ENTIRE AGREEMENT.....................................................................................42
      9.8   COUNTERPARTS.........................................................................................42
      9.9   GOVERNING LAW........................................................................................42
      9.10  JURISDICTION AND VENUE...............................................................................42
      9.11  WAIVER OF RIGHT TO JURY TRIAL........................................................................43
      9.12  PARTIES IN INTEREST..................................................................................43
      9.13  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.............................................................43
      9.14  OTHER DEFINITIONAL PROVISIONS........................................................................43


EXHIBITS

         Exhibit A              -     Definitions
         Exhibit B              -     Seller's Release

SCHEDULES

         Schedule 1.3           -     Net Enterprise Value
         Schedule 3.3A          -     Capital Stock
         Schedule 3.3B          -     Subsidiaries; Investments


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         Schedule 3.4           -     Conflicts
         Schedule 3.5           -     Financial Statements
         Schedule 3.6           -     Absence of Certain Changes
         Schedule 3.7A          -     Leased Realty
         Schedule 3.7B          -     Liens
         Schedule 3.8           -     Taxes
         Schedule 3.9           -     Contracts and Commitments
         Schedule 3.10          -     Proprietary Rights
         Schedule 3.11          -     Litigation; Proceedings
         Schedule 3.12          -     Brokerage
         Schedule 3.13          -     Petition of Brotherhood of Electrical
                                      Workers
         Schedule 3.14          -     Employee Benefit Plans
         Schedule 3.15          -     Affiliate Transactions
         Schedule 3.21          -     Restrictions on Business Activities
         Schedule 3.22          -     Underwriters' Laboratory
         Schedule 3.24          -     Standard Form Contracts
         Schedule 3.25          -     Insured Claims
         Schedule 3.30          -     Year 2000 Compliance
         Schedule 5.3           -     Buyer's Consents
         Schedule 5.4           -     Buyer's Brokerage
         Schedule 8.8           -     Management Employees


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

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of August 11, 1999, by and among United Security Systems, Inc., a New Jersey corporation ("USS"), The Jupiter Group, Inc. d/b/a Triple A Security Patrol, a Pennsylvania corporation ("TRIPLE A") and Response USA, Inc., a Delaware corporation (the "SELLER") and Vector Security, Inc., a Pennsylvania corporation (the "BUYER"). Other capitalized terms used and not otherwise defined in this Agreement are defined in EXHIBIT A.

         The Seller owns all of the outstanding capital stock of the Company (the "SHARES"). The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Shares, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE; CLOSING

         1.1. STOCK PURCHASE. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, and the Buyer shall purchase, the Shares.

         1.2 PURCHASE PRICE; PAYMENT OF MCGINN DEBT. In consideration for the sale and transfer of the Shares, on the Closing Date, the Buyer shall pay to the Seller by wire transfer in immediately available funds an aggregate amount equal to the Estimated Purchase Price (as defined below) less a holdback of six and one-half percent (6 1/2%) of the Estimated Purchase Price to be paid on the Settlement Date pursuant to the terms of this Agreement. On the Closing Date, the Seller shall pay or cause to be paid all outstanding amounts under the McGinn Facility.

         1.3 PURCHASE PRICE ADJUSTMENT.

(a) At least five (5) days prior to the Closing Date, the Seller shall deliver to the Buyer a good faith estimate of what the Net Enterprise Value will be as of the close of business on the Closing Date (the "ESTIMATED PURCHASE PRICE"), together with supporting documentation (including an estimated consolidated closing balance sheet for the Company as of the Closing (the "INITIAL BALANCE SHEET") and a schedule setting forth the calculation of the Company's RMR as of the close of business on the Closing Date, which will be prepared in accordance with the definition of "RMR" contained herein), including advice on accounting methods, policies, practices, assumptions and procedures used by Seller in its calculation of the Net Enterprise Value, RMR, Initial Balance Sheet and Working Capital. The Seller shall prepare the Initial Balance Sheet in accordance with GAAP (to the extent practicable given that it is an estimate) and with the Company's past practices consistently applied. The Net Enterprise Value shall be calculated pursuant to SCHEDULE 1.3 attached hereto (the "Net Enterprise Value Schedule").

             (b) Within a period of 150 days following the Closing Date (the "SETTLEMENT DATE"), the Buyer will prepare and deliver to the Seller in writing a calculation of the Net Enterprise Value as of the Closing Date (the "TENTATIVE FINAL PURCHASE PRICE"), together with such supporting documentation as the Seller reasonably requests (including a final consolidated balance sheet for the Company calculated as of the close of business on the Closing Date, which will be prepared in accordance with GAAP and with the Company's past practices consistently applied (the "FINAL BALANCE SHEET"), and a schedule setting forth the calculation of the Company's consolidated RMR as of the close of business on the Closing Date, which will be prepared in accordance with the definition of "RMR" contained herein and shall be prepared using the same accounting methods, policies, practices, assumptions, and procedures as used by the Seller in its calculation of the Net Enterprise Value, RMR, Initial Balance Sheet and Working Capital). Unless the Seller gives written notice to the Buyer of any objection to the Final Balance Sheet or the calculation of the Tentative Final Purchase Price within 30 days of the Seller's receipt of the Final Balance Sheet, the Seller will be deemed to have accepted the Final Balance Sheet and such calculation of the Tentative Final Purchase Price (and the Tentative Final Purchase Price shall be the Final Purchase Price (as defined below)). Any objection to the Final Balance Sheet or the calculation of the Tentative Final Purchase Price will be set forth in writing in reasonable detail. If Seller makes a timely objection to the Final Balance Sheet or the calculation of the Tentative Final Purchase Price and if, after good faith negotiations, within 30 days of the Buyer's receipt of such objection, the Buyer and the Seller are unable to agree on the final purchase price to be paid for the Shares (the "FINAL PURCHASE PRICE"), the parties agree to engage an accounting firm mutually acceptable to the Seller and the Buyer or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating the Seller's and the Buyer's principal outside accountants and not more than two additional firms designated as objectionable, one by the Seller and one by the Buyer (the "INDEPENDENT ACCOUNTANTS"), to resolve the specific issues in dispute within 30 days after such engagement. The Independent Accountants will be instructed to make their determination on a basis consistent with the provisions of this Agreement and their determination will be final and binding on the parties. No later than 5 business days after the later of: (i) the Settlement Date (if the parties agree on the amount of the Final Purchase Price on or prior to such date), (ii) the resolution of any dispute between the parties regarding the Final Purchase Price, or (iii) the receipt of the Independent Accountants' determination of the Final Purchase Price, as the case may be, the difference between the Estimated Purchase Price and the Final Purchase Price will be paid in cash as follows: (x) if the Estimated Purchase Price is greater than the Final Purchase Price, the Seller shall pay to the Buyer the amount of such difference; or (y) if the Estimated Purchase Price is less than the Final Purchase Price, then the Buyer shall pay to the Seller the amount of such difference. All payments made pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account specified by the Person entitled to receive such payment. All fees and costs of the Independent Accountants will be shared equally by the Buyer and the Seller.

         1.4 THE CLOSING. The closing of the purchase and sale of the Shares (the "CLOSING") shall take place at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110 or at such other place as may be mutually agreeable to each of the parties, at 10:00 a.m. local time on September 17, 1999 or, if any of the conditions to Closing set forth in Section 1.5 and Section 1.6 below have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, on the fifth business day following satisfaction or waiver of such conditions the ("Closing Date") or such later date as the parties may mutually agree. At the Closing, the Seller shall deliver to the Buyer stock certificates evidencing the Shares (endorsed in blank) to be purchased by the Buyer pursuant to the Closing, upon payment of the Estimated Purchase Price thereof by wire transfer of immediately available funds to the Seller's account.

         1.5 CONDITIONS TO THE BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by the Buyer, in whole or in part, in writing) of the following conditions as of the time of the Closing:

             (a) All of the representations and warranties (considered collectively) and each representation and warranty (considered individually) set forth in Article III and Article IV will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

             (b) The Seller and the Company will have performed and complied in all material respects with all of the covenants and agreements (considered collectively), and each of the covenants and agreements (considered individually), required to be performed by the Seller and the Company under this Agreement at or prior to the Closing;

             (c) There shall be no proceeding commenced or threatened against Buyer involving this Agreement or the transactions contemplated herein or any judgment, decree, injunction or order which prohibits the consummation of the transactions contemplated by this Agreement;

             (d) All applicable waiting periods under the HSR Act, if any, shall have expired or been terminated;

             (e) The Company and the Buyer shall have received the resignation of each director of each of USS and Triple A and each officer of each of USS and Triple A, effective as of the Closing Date;

             (f) On or prior to the Closing Date, the Seller will have delivered to the Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

                 (1) With respect to each of USS and Triple A, certificates, dated not earlier than the tenth (10th) day prior to the Closing Date, of the Secretary of State of the State of New Jersey and the Commonwealth of Pennsylvania, respectively, stating that such entities are validly existing or have comparable active status;

                 (2) A certificate of an executive officer of the Seller certifying that each of the conditions set forth in Sections 1.5(a) and 1.5(b) has been satisfied as of the time of the Closing; and

                 (3) a certificate of the Secretary or Assistant Secretary of each of the Seller, USS and Triple A certifying as to the resolutions of the board of directors of each of such entities, the certificate of incorporation and by-laws of such entities and incumbency of the officers of such entities executing this Agreement or any Transaction Document, respectively.

             (g) The Seller shall have delivered the Shares to the Buyer, accompanied by stock powers duly endorsed in blank;

             (h) Burns & Levinson LLP, counsel to the Seller and the Company, shall have delivered its opinion to the Buyer in form and substance reasonably acceptable to the Buyer and its counsel;

             (i) The Seller shall have delivered to the Buyer a release in the form of Exhibit B executed by Seller ("Seller's Release");

             (j) The Seller and the Company shall have delivered to Buyer such documents as Buyer may reasonably request including, without limitation or example, all of the Company's written customer contracts;

             (k) The Seller shall have paid or caused to be paid all outstanding amounts under the McGinn Facility.

             (l) The Seller shall have delivered to Buyer a certificate of an executive officer of the Seller certifying that all powers of attorney authorizing any Person to represent the Company have been terminated.

             (m) There shall be no condition to or inability of Buyer to conduct the business and operations of the Company in the ordinary course of business as, of and on the Closing Date including, without limitation or example, telephone Switch operations, software performance and performing monitoring services required by Company's customer contracts from premises known as 23 Casey Avenue, Wilkes Barre, Pennsylvania;

             (n) The Seller and Company shall have caused the satisfaction of any and all debt or other obligations existing between the Company on the one hand and any direct or indirect parent of the Company or any Affiliate of the Company, on the other hand; and

             (o) The Company is not (i) subject to any then current petition to the National Labor Relations Board ("NLRB") for recognition of any union by or on behalf of any of the Company's employees, and (ii) the petition of the International Brotherhood of Electrical Workers, referenced in SCHEDULE 3.13 hereto, to be the representative of any bargaining unit(s) at the Company has been rejected or defeated by a vote of the Company's employees entitled to so vote pursuant to NLRB Rules and the result has been certified by the NLRB and any objections filed by any union have been denied or have been resolved in favor of the Company by a decision of the NLRB Regional Director and an appeal has not been filed from any decision of the NRLB Regional Director within 60 days after such vote.

         1.6 CONDITIONS TO THE SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

             (a) Each of the representations and warranties set forth in Article V will be true and correct in all material respects at and as of the time of the Closing as though then made, except for changes expressly required by this Agreement and except for any representation or warranty that expressly relates to a specific prior date;

             (b) The Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing;

             (c) There shall be no judgment, decree, injunction or order, which prohibits the consummation of the transactions contemplated by this Agreement;

             (d) All applicable waiting periods under the HSR Act , if any, shall have expired or been terminated;

             (e) On or prior to the Closing Date, the Buyer will have delivered to the Seller all of the following:

                 (1) A certificate, dated not earlier than the tenth (10th) business day prior to the Closing Date, of the Secretary of State of the Commonwealth of Pennsylvania to the effect that the Buyer is validly existing or has comparable active status in such state;

                 (2) A certificate of an executive officer of the Buyer certifying that each of the conditions set forth in Sections 1.6(a) and 1.6(b) has been satisfied as of the time of the Closing; and

                 (3) A certificate of the Secretary or Assistant Secretary of the Buyer certifying as to the resolutions of the board of directors of Buyer and the incumbency of the officers of the Buyer executing this Agreement or any Transaction Document.

             (f) The Buyer shall have paid to the Seller the Estimated Purchase Price in accordance with Section 1.2; and

             (g) Tannenbaum & Chanin, LLP, counsel to the Buyer, shall have delivered its opinion to the Seller in form and substance reasonably acceptable to the Seller and its counsel.

                                   ARTICLE II

                              PRE-CLOSING COVENANTS

         2.1 OPERATIONS AND MAINTENANCE OF THE BUSINESS. Prior to the Closing, unless the Buyer otherwise consents in writing or except as set forth expressly herein, the Company will, and the Seller will cause the Company to, (a) conduct the business and operations of the Company only in the ordinary course of business consistent with past practice. Furthermore, except as may otherwise be required under this Agreement, the Company shall not, and the Seller shall cause the Company, not to do any of the following, without the prior consent of the
Buyer:

         (i) incur or permit to be incurred any obligation or other liabilities (exclusive of existing health and property insurance premiums) in excess of $150,000 in the aggregate except for inventory purchases and other liabilities incurred in the normal and ordinary course of business consistent with past practice;

         (ii) voluntarily permit to be incurred any Lien or encumbrance on any of the assets of the Company, other than Permitted Liens;

         (iii) increase the compensation payable or to become payable to any of the employees of the Company, except for increases in the ordinary course of business consistent with past practice, or otherwise enter into or alter any employment, consulting, or service agreement, outside the ordinary course of business;

         (iv) commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for employees of the Company;

         (v) sever or terminate the employment of any employees of the Company except in the ordinary course of business;

         (vi) to incur or permit to be incurred any cost, expense, liability or obligation in connection with the Seller's personal emergency response business or, with regard to the Company's security business, make or commit to any individual capital expenditure in excess of $75,000 or make or commit to such expenditures which would, in the aggregate, exceed $200,000;

         (vii) make any Tax election or settle or compromise any Tax liability, provided that in the case of elections or compromises that solely affect periods ending prior to the Closing Date, Buyer's consent shall not be unreasonably withheld;

         (viii) cancel or waive any claims or rights of Company outside the ordinary course of business and consistent with past practice; or

         (ix) change any accounting methods used by Company.

         2.1.1 NO CHANGES TO ORGANIZATION DOCUMENTS. Prior to the Closing, neither the Seller nor the Company shall make any changes to the organizational documents of either USS or Triple A.

         2.1.2 CHANGES TO CAPITAL STOCK. Prior to the Closing, no issuance, sale, pledge, disposition, redemption, retirement or encumbrance of, or authorization of the issuance, sale, pledge, disposition, redemption, retirement or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to register or acquire any shares of capital stock of, or any other ownership interest in either USS or Triple A will be made by either the Seller, USS or Triple A.

         2.1.3 DIVIDENDS. Prior to the Closing, no dividends or other distributions or payments will be declared, set aside, made or paid in respect of the capital stock of either USS or Triple A by the Seller, USS or Triple A.

         2.2 INFORMATION.

         (a) THE BUYER'S ACCESS. From time to time at the Buyer's request, upon reasonable prior notice and at reasonable times, the Company will, and the Seller shall cause the Company to, provide to representatives of the Buyer and its agents, employees and accounting, tax, legal and other advisors (collectively, including the Buyer, the "INVESTIGATING PARTIES"):

             (1) access to the information regarding the assets and the liabilities of the Company;

             (2) access to all accounts, insurance policies, Tax Returns, contracts, and other books and records concerning the Company and its operations and properties, the Shares and such other relevant information and materials as may be reasonably requested (including the right to make copies and abstracts thereof); and

             (3) opportunity to discuss the affairs, finances and accounts of the Company with those directors (or equivalent officials), senior management employees, key sales representatives and independent accountants of the Company who would reasonably be presumed to have information which would be relevant for the purposes of conducting the Investigating

Parties' business, accounting, financial, environmental, legal and other due diligence review regarding the Company and the Shares and preparing for the financing and consummation of the transactions contemplated hereby, in each case so long as such access does not unreasonably interfere with the business and operations of the Company.

         (b) EXCLUSIVITY. Until this Agreement is terminated by its terms, the Seller will not (and will not cause or authorize any Affiliate, director, officer, trustee, employee, or agent of it or the Company to, and will not cause any stockholder of the Company to), directly or indirectly,

             (1) solicit, initiate or encourage any inquiries or the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization of the Company, (B) merger or consolidation with or into the Company, (C) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, the Company or
(D) similar transaction or business combination involving the Company, other than assets which are disposed of in the ordinary course of business ((A), (B), (C) and (D) being a "SALE TRANSACTION");

             (2) participate in any discussions or negotiations regarding, or furnish any information (other than information which is traditionally provided in the ordinary course of the Company's business to third parties where the Seller has no reason to believe that such information may be used to evaluate a possible Sale Transaction) with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any other Person to do or seek, a Sale Transaction; or

             (3) accept any offer or proposal for or enter into any Sale Transaction;

Until this Agreement is terminated by its terms, the Seller and the Company will promptly notify the Buyer if any Person makes any proposal or offer with respect to any of the foregoing and will provide the Buyer with reasonable detail regarding such proposal or offer including a summary of the terms, conditions and price of any oral proposal or offer and a copy of any written proposal or offer and the identity of the offeror.

         2.3 CONSENTS. The Seller and the Company will use commercially reasonable efforts (without being required to make any payment not specifically required by the terms of any related contract or Legal Requirement or agree to any material modification or waiver of any term of any contract or any other right) to (a) obtain or cause to be obtained prior to the Closing Date all the Consents listed on SCHEDULE 3.4 and (b) cause each Consent to be effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing), and the Buyer will use commercially reasonable efforts to cooperate with such efforts; provided, however, the failure to obtain any such Consent which would not have a Material Adverse Effect (individually or collectively) shall not be required to be obtained as a condition to the Buyer's obligation to close pursuant to Section 1.5 hereof.

         2.4 SCHEDULES SUPPLEMENT AND COOPERATION GENERALLY.

         (a) SCHEDULES SUPPLEMENT. If the Seller obtains knowledge that any of its or Company's representations and warranties set forth in this Agreement are inaccurate the Seller will promptly notify Buyer in writing and with specificity and may, prior to the Closing, amend the Schedules hereto to account for such inaccuracy; provided that the Buyer approves of such amendment, which approval shall not be unreasonably withheld, provided that it shall not be deemed to be unreasonable for the Buyer to withhold approval of amendments to the Schedules which, among other things, would (individually or collectively) result in a Material Adverse Effect.

         (b) EFFORTS TO CLOSE. Each party will use commercially reasonable efforts to cause the conditions to the Buyer's and the Seller's respective obligations to consummate the transactions contemplated by this Agreement to be satisfied including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such party in connection with or prior to the Closing.

         2.5 INTERCOMPANY DEBT. Prior to or on the Closing, the Company and the Seller shall cause the payment of all receivables and the satisfaction of any and all debt existing between the Company on the one hand and any direct or indirect parent of the Company or any Affiliate of the Company, on the other hand. Such intercompany receivables and debt shall be of the same type and nature as those included in the Latest Balance Sheet (as hereinafter defined). Seller shall pay any and all Tax liability for any intercompany transactions that result in a gain to the Company as a result of the Company not being included in a consolidated return with the Seller.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         As an inducement to the Buyer to enter into this Agreement, and subject to the disclosures set forth on the Schedules to this Agreement, the Seller hereby makes the representations and warranties set forth in this Article III as of the date of this Agreement.

         3.1 ORGANIZATION AND POWER. (a) Each of USS and Triple A is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. Each of USS and Triple A has full corporate power necessary to own and operate its properties and carry on its respective business as now conducted.

         3.2 AUTHORIZATION OF TRANSACTIONS. The Company has full corporate power and authority to own and operate its assets, to carry on its business, to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The board of directors of each of USS and Triple A has or will have on or before the Closing Date (the "APPROVAL DATE"), duly approved this Agreement and all other Transaction Documents to which the Company is a party and has, or will have on or before the Approval Date, duly authorized the Company's execution and delivery of this Agreement and such Transaction Documents and the performance of the Company's obligations hereunder and thereunder. This Agreement and all other Transaction Documents to which the Company and, upon execution and delivery by the Company, all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditors' rights generally and except for any limitations on the availability of equitable remedies.

         3.3 CAPITAL STOCK AND RELATED MATTERS.

         (a) CAPITAL STOCK. The authorized, issued and outstanding capital stock of each of USS and Triple A is as set forth on the attached SCHEDULE 3.3A and such stock is owned of record as set forth on the attached SCHEDULE 3.3A free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing capital stock of any Company. All of the issued and outstanding capital stock of each of USS and Triple A has been duly authorized, and is validly issued, fully paid and non-assessable and was not issued in violation of any preemptive rights of stockholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either USS or Triple A to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to either USS or Triple A nor is there any agreement or understanding with respect to the voting of the Shares.

         (b) SUBSIDIARIES; INVESTMENTS. Except as set forth on SCHEDULE 3.3B, neither USS or Triple A owns any Equity Security of any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person. USS is the record and beneficial owner of all of the membership interests of Response Alarm Monitoring, LLC, free and clear of all Liens.

         3.4 ABSENCE OF CONFLICTS. Except as set forth on the attached SCHEDULE 3.4, neither the execution, delivery and performance of this Agreement or the Transaction Documents by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby:

         (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any of the Shares or assets of the Company, in each case under the provisions of the articles or certificate of incorporation, by-laws or similar organizational document of the Company or any indenture, mortgage, lease, loan agreement or other material agreement, instrument or contract or any material Legal Requirement by which the Company or any property of the Company is affected, or to which the Company or any property of the Company is subject, except where such conflict, breach, default, violation, termination, acceleration or creation (individually or collectively) would not have a Material Adverse Effect; or

         (b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person (other than compliance with the HSR
Act), other than as described on SCHEDULE 3.4, except for any Consents which the failure to obtain could not reasonably be expected (individually or collectively) to have a Material Adverse Effect.

         3.5 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3.5 are (i) the unaudited consolidated balance sheet of Company as of April 30, 1999, and (ii) the unaudited consolidated balance sheet of Company (the "LATEST BALANCE SHEET") as of, and the related statement of income and cash flows for the year ending June 30, 1999. Each of the foregoing financial statements (in each case including the notes thereto, if any) has been prepared in accordance with GAAP, consistently applied, fairly present the financial condition and the results of operations and cash flow as at the respective dates of and for the periods referred to in such financial statements, except that such financial statements are subject to audit and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and do not contain any disclosure (that, if presented, would differ materially from those included in the audited financial statements for the prior year). The financial statements reflect the consistent application of such accounting principles throughout the periods involved and have been prepared from the books and records of the Company which have been maintained in accordance with sound business practices and all Legal Requirements.

         3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on the attached
SCHEDULE 3.6, since the Latest Balance Sheet, there has not been:

             (i) any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities or business of the Company, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change;

             (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or financial condition of the Company;

             (iii) any declaration or payment of any dividend or other distribution or in respect of any capital stock of the Company, any direct or indirect redemption, retirement, purchase or other acquisition of any capital stock of the Company, or any issuance of shares of capital stock (whether of treasury shares or otherwise) or option, or right, to purchase capital stock (whether treasury shares or otherwise) of the Company;

             (iv) any increase in the compensation or in the rate of compensation or commissions payable or to become payable by the Company to any of its directors, officers, employees, or agents other than in the ordinary course of business consistent with past practice, any hiring of an employee at a salary in excess of $50,000 per annum, any payment of, or commitment to pay, any bonus, profit sharing, deferred compensation, severance or other extraordinary compensation to any employee, or adoption of, or change in, any bonus, profit sharing, pension, retirement, or other employee benefit plan, agreement or arrangement, except pursuant to agreements set forth on SCHEDULE 3.9;

             (v) any incurrence by the Company of any debt, obligation or liability (whether absolute or contingent) not fully reserved against (whether or not presently outstanding) other than incurrences in the ordinary course of business;

             (vi) any sale, lease, abandonment or other disposition by the Company of any real property or any sale, lease, abandonment or other disposition of any material (individually or collectively) machinery, equipment or other properties or assets of the Company, in each case other than in the ordinary course of business; or

             (vii) any material change in the accounting methods used by Company.

         3.7 TITLE TO, CONDITION AND SUFFICIENCY OF ASSETS.

             (a) OWNED PROPERTIES. The Company does not own any real property.

             (b) LEASED PROPERTIES. The leases and subleases described on the attached SCHEDULE 3.7A (the "LEASES") constitute all of the leases of real property to which the Company is the tenant or subtenant. To the Knowledge of the Company, each Lease is in full force and effect and the Company holds a valid and existing leasehold or subleasehold interest thereunder in the real property which is subject thereto (collectively, the "LEASED REALTY"). The ownership or lease of real property by the Company or the use thereof does not violate any local zoning or similar land use laws or governmental regulations, except where such violation would not materially affect the use of such real property. The Company is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the real property owned or leased by the Company, except where such violation or noncompliance would not have a Material Adverse Effect. There is no proceeding pending or, to the Knowledge of the Company, threatened, affecting the real property owned or leased by the Company.

             (c) OWNERSHIP OF ASSETS. Except as set forth on the attached
SCHEDULE 3.7B, the Company owns good title to, or a valid leasehold in, all of its assets, free and clear of all Liens, other than Permitted Liens.

             (d) CONDITION OF THE ASSETS. The assets of the Company are in a condition, normal wear and tear excepted, which is reasonably sufficient for the continued conduct of the business and operations of the Company in the ordinary course of business after Closing in substantially the same manner as conducted prior to Closing, and the Company has no Knowledge of any defects with respect to any material assets of the Company.

         3.8 TAXES.

             (a) For purposes of this Agreement, (i) "Tax" means any of the Taxes, and "Taxes" means (A) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, and, any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local, or foreign government, and including amounts paid pursuant to any settlement or compromise of any controversy relating thereto, and (B) any liability of the Company for the payment of any amount of any type described in clause (A) as a result of the Company being a transferee or a member of an affiliated or combined group, (ii) "Tax Returns" means all returns, reports, statements, and forms required to be filed in respect of any Tax, and (iii) "Code" means the Internal Revenue Code of 1986, as amended.

             (b) Except as set forth on SCHEDULE 3.8 attached hereto:

                 (i) the Company has: (A) timely filed all federal, foreign, state, and local Tax Returns required to be filed by or with respect to the Company on or prior to the Closing Date and all such Tax Returns are true, complete and correct in all material respects; and (B) paid in full or accrued on the Latest Balance Sheet all Taxes due, or for which assessments have been received, for all periods ending on or prior to the Closing Date, specifically including the estimated potential liability of the New Jersey tax audit.

                 (ii) the Company is not a party to any pending action or proceeding related to Taxes, nor, to the Knowledge of the Company, is any action or proceeding threatened by any governmental authority for the assessment or collection of any Taxes. No claim for the assessment or collection of any Taxes has been asserted or proposed to be asserted against the Company, which has not been settled with all amounts due having been paid or is being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Latest Balance Sheet. There are no matters under discussion with any taxing authority which might result in the assessment of additional Taxes against or relating to the Company.

                 (iii) The federal income Tax Returns of the Company have not been audited by the IRS.

                 (iv) There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any Tax Returns or for the assessment of any Tax or deficiency against or relating to the Company. There are no outstanding powers of attorney enabling any party to represent the Company with respect to Tax matters.

                 (v) The Company has withheld prior to Closing, proper and accurate amounts from employees of the Company substantially in compliance in all material respects with all withholding and similar provisions of any and all applicable federal, foreign, state, and local laws, statutes, codes, ordinances, rules, and regulations. All such amounts have been timely remitted to the proper governmental authority as prescribed by law.

                 (vi) All other Taxes required to have been withheld or collected by the Company have been duly withheld and collected and have been duly paid over to the proper governmental authority, or settled or adequately reserved for on the Latest Balance Sheet, all as and to the extent prescribed by law.

                 (vii) The reserves for Taxes on the Latest Balance Sheet and the Final Balance Sheet are sufficient for the payment of all unpaid Taxes through the dates of such statements and for all periods prior thereto, including, without limitation, all Taxes, if any, imposed after such dates but in respect of any period or periods prior to the dates of such statements.

                 (viii) Except as set forth on SCHEDULE 3.8, the Company is not a party to any agreement, arrangement, or practice for the sharing of Taxes and is not obligated to indemnify any other party for Taxes.

                 (ix) There are no liens for Taxes on any asset of the Company, other than for Taxes not yet due and payable or which are being contested in good faith.

                 (x) Neither the Company nor the Seller is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments "within the meaning of Section 28OG of the Code.

                 (xi) The Company is not a United States real property holding company within the meaning of Section 897(c) of the Code.

         3.9 CONTRACTS AND COMMITMENTS. Except for the contracts described on the attached SCHEDULE 3.9, the Company is not a party to or bound by, and no assets of the Company are subject to, any:

         (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

         (ii) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of the employing Person, or any agreement to provide severance or similar benefits upon any termination of employment or other engagement;

         (iii) agreement, indenture or other contract placing a Lien on any property of the Company other than capital leases entered into in the ordinary course of business;

         (iv) agreement with respect to the lending of funds by the Company and other than minimal loans or advances made to employees;

         (v) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $50,000 annually or entered into outside of the ordinary course of business;

         (vi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any material personal property or any real property owned or controlled by it; or outstanding contract with distributors, sales agents or dealers of the Company other than contracts which by their terms are cancelable by the Company with notice of not more than 30 days and without cancellation penalties or severance payments in excess of $25,000.

         3.10     PROPRIETARY RIGHTS.

         (a) LISTING. The attached SCHEDULE 3.10 sets forth a complete and correct list of all registered and patented Proprietary Rights and all pending applications for registration of Proprietary Rights owned by the Company, and
(ii) all other licenses or similar agreements to which the Company is a party either as licensee or licensor for Proprietary Rights, except for mass marketed software.

         (b) OWNERSHIP; INFRINGEMENT. Except as set forth on the attached
SCHEDULE 3.10, the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, its corporate and trade names, trade marks and service marks, and the registered and patented Proprietary Rights described on the attached SCHEDULE 3.10, free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made or, to the Knowledge of the Company, is threatened, (ii) no loss or expiration of any material Proprietary Rights owned by the Company is pending or, to the Knowledge of the Company, threatened, (iii) the Company has received no notice of any infringement or misappropriation by any third party with respect to any Proprietary Rights owned or used by the Company, including any demand or request that the Company license rights from a third party, and
(iv) to the Knowledge of the Company, the Company has not infringed or misappropriated any rights of any third party, and the Company is not aware of any infringement or misappropriation which will occur as a result of the continued operation of the Company's businesses as currently conducted.

         3.11 LITIGATION; PROCEEDINGS. Except as set forth on the attached
SCHEDULE 3.11, there are no complaints, charges, claims, actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Knowledge of the Company, threatened against the Company or any asset of the Company at law or in equity, or before or by any Governmental Entity, except for actions, suits, proceedings, orders, judgments, decrees or investigations which could not reasonably be expected (individually or collectively) to have a Material Adverse Effect.

         3.12 BROKERAGE. Except as set forth on SCHEDULE 3.12 attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, and all of the obligations set forth on SCHEDULE 3.12 shall be paid in full at the Closing by the Seller.

         3.13 EMPLOYEES. To the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company. The Company has not experienced any strike, grievance, unfair labor practice claim or other material employee or labor dispute. To the Knowledge of the Company, except as set forth on Schedule 3.13, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

         3.14 EMPLOYEE BENEFIT PLANS.

(a) SCHEDULE 3.14 sets forth all of the Company's "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) (the "PLANS"). None of the Plans is subject to Title IV of ERISA nor provides for medical or life insurance benefits to retired or former employees of the Company (other than as required under Code Section 4980B, or similar state law). The Company is not a participating or contributing employer in any "multi-employer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Company or its subsidiaries nor has the Company or its subsidiaries incurred any withdrawal liability with respect to any multi-employer plan or any liability in connection with the termination or reorganization of any multi-employer plan. The Company has no, and has never had any, defined benefit pension plans.

             (b) Each Plan is in compliance with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations, and the Company has performed all of its obligations under the Plans, except where the failure to comply would not have (individually or collectively) a Material Adverse Effect.

             (c) Each Plan which is intended to be qualified under Section 401
(a) of the Code has been amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent legislation which is required to be adopted prior to the end of the applicable remedial amendment period. The Company has received an IRS determination letter with respect to each Plan.

             (d) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any "employee pension benefit plan" (as defined under Section 3(2) of ERISA) that the Company or any member of its "controlled group" (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

             (e) Neither the Company, nor any of its employees or directors, nor any Plan fiduciary of any of the Plans, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under
Section 4975(d) of the Code or other applicable law or guidance, and no "reportable event" (as defined in Section 4043 of ERISA and the regulations promulgated thereunder), other than such as may arise out of the consummation of the transactions contemplated by this Agreement, has occurred in connection with any Plan.

             (f) Except as set forth on SCHEDULE 3.14, other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations or causes of action ("CLAIMS") and to the Knowledge of the Company, no such Claims are threatened against any Plan or fiduciary of any such Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any such Plan and, to the Knowledge of the Company, there is no basis to anticipate that any such claims will be made.

         3.15 AFFILIATE TRANSACTIONS. Other than as described on the attached
SCHEDULE 3.15, no Insider (a) is a party to any agreement, contract, commitment or transaction with the Company or which pertains to the business or operation of the Company (other than in such Insider's capacity as an employee of the Company), or (b) has any interest in any asset of the Company.

         3.16 COMPLIANCE WITH LAWS. The Company has complied with all applicable Legal Requirements which affect the business or operations of the Company and to which the Company is subject, except where the failure to comply would not have (individually or collectively) a Material Adverse Effect.

         3.17 CUSTOMERS AND SYSTEMS.

             (a) The Company has no material obligations or liabilities to customers or to other users of the Company's security services, except (i) with respect to deposits made by such customers or such other users, if any, (ii) the obligation to supply services to customers in the ordinary course of business, and (iii) potential liabilities with respect to litigation which are set forth on SCHEDULE 3.11. The Company has no material obligation or liability for the refund of moneys to its customers other than obligations to refund deposits made by customers in the ordinary course of business.

             (b) Substantially all of the agreements pursuant to which third party monitoring services are provided are terminable on thirty (30) days' notice.

             (c) To the extent required by law, the Company has provided its residential customers (that the Company has procured directly rather than through the purchase of another alarm business) with the three-day right of rescission in material compliance with the provisions of 16 C.F.R. Part 429 (Cooling-Off Period for Door-to-Door Sales) and, to the Knowledge of the Company, any similar applicable state laws.

             (d) The alarm systems installed by the Company (i) are in working order and condition in a manner consistent with the standards prevailing in the security alarm industry, and (ii) have been installed and maintained in accordance with good and workmanlike practices prevailing in the security alarm industry and all Legal Requirements.

         3.18 ENVIRONMENTAL MATTERS.

             (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

                 (i) "Environmental Law(s)" means all federal, state or local laws, statutes, ordinances, rules, regulations, codes, or other requirements having the force and effect of law relating to the environment, natural resources, or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901, the Clean Water Act, 33 U.S.C.
Section 1251, the Clean Air Act, 33 U.S.C. Section 2601, the Toxic Substance Control Act, 15 U.S.C. Section 2601, the Oil Pollution Act of 1990, 33 U.S.C.
Section 2701, and the Occupational Safety and Health Act, 29 U.S.C. Section 651, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                 (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

                 (iii) "Hazardous Substance(s)" means, without limitation, any explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as, defined in or regulated under any applicable Environmental Law.

                 (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment whether intentional or unintentional.

             (b) The Company has obtained all Environmental Permits that are required for the operation of its business. The Company (i) is in material compliance with all terms and conditions of its Environmental Permits and of any applicable Environmental Law, (ii) has not received written notice of any material violation by or material claim against the Company under any Environmental Law, (iii) is not in violation of or liable under any Environmental Law, and (iv) has no basis to expect any order, notice, claim or other communication from any person concerning any actual or potential violation or failure to comply with any Environmental Law.

             (c) To the Company's Knowledge, there are no Hazardous Substances and there have been no Releases, or threatened Releases, of any Hazardous Substances into, on or under any of the properties owned, leased or operated (or formerly owned, leased or operated) by the Company, in any case in such a way as to create any material liability (including any costs of investigation and remediation) under any applicable Environmental Law.

             (d) The Company has not been identified as a potentially responsible party at any hazardous waste site under enforcement or investigation by the federal or state environmental authorities.

         3.19 GUARANTIES. The Company is not a guarantor for any liability or obligation (including Indebtedness) of any third party.

         3.20 UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are material to the Company, except (i) to the extent reflected or reserved for on the Latest Balance Sheet, (ii) liabilities or obligations incurred in the normal and ordinary course of business of the Company since the Latest Balance Sheet,
(iii) liabilities or obligations disclosed in the Schedules attached hereto, or
(iv) liabilities or obligations disclosed in this Agreement.

         3.21 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth on the attached SCHEDULE 3.21, to the Knowledge of the Company, there is no agreement, judgment, injunction, order or decree binding upon the Company and specifically referring to the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, acquisition of property by the Company, or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         3.22 UNDERWRITERS' LABORATORY. The Company's central station located in Wilkes Barre, Pennsylvania has been approved by Underwriters' Laboratory and such approvals are not suspended or threatened to be suspended. The Company's central station is operated in conformity with current Underwriters' Laboratory standards and such other applicable insurance rating organizations' standards. Except as set forth on SCHEDULE 3.22, no deficiency reports have been issued by Underwriters' Laboratory, Factory Mutual Research Corporation or by any other applicable insurance rating organizations relating to the operations of such facilities and, as to any such reports which have been issued, all deficiencies noted therein have been remedied to the satisfaction of the issuer of such report. All required fire inspections with respect to each fire alarm system installed at the premises of customers of the Company have been performed as required in accordance with the obligations and commitments of the Company to its customers, to Underwriters' Laboratory and to any other applicable insurance rating organizations. All Underwriters' Laboratory or other applicable insurance rating organization's certificates issued for alarm systems installed at the premises of the Company's customers have been properly issued and the systems for which such certificates have been issued comply in all material respects with all of the Underwriters' Laboratory or other applicable insurance rating organizations specifications and standards for such systems.

         3.23 ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on the Latest Balance Sheet, and are valid, collectable in accordance with their terms and existing receivables which arose in the ordinary course of business, subject to allowances for doubtful accounts set forth on the Company's Latest Balance Sheet.

         3.24 STANDARD FORM CONTRACTS.

              (a) All of the Company's contracts with its customers are acceptable to and/or have been accepted by the Company's errors and omissions insurer. Attached hereto as SCHEDULE 3.24 are true and correct copies of the forms of "Standard Form Service Contract" (as hereinafter defined) which the Company currently uses. For purposes of this Agreement, the term "Standard Form Service Contract" shall mean all such attached forms and all written contracts between the Company and its customers not on such attached forms but which contain (i) a clause which limits the liability of the Company to a specified sum as set forth in the contract, (ii) a clause providing that such contract is freely assignable without the consent of any other party, and (iii) a clause providing for third party indemnity. Each Standard Form Service Contract which the Company has with its customers and each of the terms, provisions and conditions thereof are valid, binding and in full force and effect provided, however, that enforceability of such Standard Form Service Contracts may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws at the time in effect affecting the rights of creditors generally and that a court of competent jurisdiction may decline to grant specific performance and any other equitable remedy with respect to the enforcement of any provision of such Standard Form Service Contracts.

              (b) Except as set forth on the Standard Form Service Contracts, the Company has made no written warranties to any customer of the Company.

              (c) The Company has no free, bartered or discounted service liability to customers existing with respect to its business, other than as set forth on the attached SCHEDULE 3.24, and nothing would prohibit the Buyer from discontinuing any such free or bartered service after Closing upon giving written notice to the customer. The Company has no obligation or liability for the refund of monies to its customers, other than obligations to refund deposits made by customers in the ordinary course of business.

              (d) All Standard Form Service Contracts are duly executed and, except for non compliance with 16 C.F.R. Part 429 (and any similar state laws), comply with all Legal Requirements.

         3.25 INSURANCE. The insurance coverage maintained by the Company is customary for companies of similar size engaged in similar lines of business.
SCHEDULE 3.25contains a list and summary of all pending or, to Company's Knowledge, threatened claims covered by Company's insurance coverage with or without reservation and so identified.

         3.26 NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, THE SELLER AND THE COMPANY MAKE NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUCH REPRESENTATIONS AND WARRANTIES SUPERCEDE ANY AND ALL PREVIOUS WRITTEN OR ORAL STATEMENTS MADE BY THE COMPANY OR THE SELLER TO BUYER.

         3.27 INVENTORY. All inventory of the Company consists of a quality and quantity usable and salable in the Company's ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been properly and adequately reflected in the Latest Balance Sheet at the lesser of Seller's cost or market, in accordance with GAAP. The quantities of each item of inventory are not excessive, but are reasonable in the circumstances of the Company as of Closing.

         3.28 DISCLOSURE. No representation or warranty of Company or Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

         3.29 PERS ACCOUNTS. All security alarm customers of the Company that are monitored communicate with the Company's central station through telephone lines or other communication devices or methods that are separate from the telephone lines or devices or methods utilized to monitor personal emergency response ("PERS") customers of Seller, and Company does not own or service any PERS customers.

         3.30 YEAR 2000 COMPLIANCE. Except as set forth on SCHEDULE 3.30 attached hereto, neither Seller nor the Company has Knowledge that its computer hardware, software or firmware is not year 2000 compliant ("Year 2000 Compliance").

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         As an inducement to the Buyer to enter into this Agreement, the Seller hereby makes the representations and warranties set forth in this Article IV as of the date of this Agreement.

         4.1 ORGANIZATION. The Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified other than those jurisdictions in which the failure to so qualify would not prohibit the consummation of the transactions contemplated hereby.

         4.2 AUTHORIZATION OF TRANSACTIONS. The Seller has full corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The board of directors of the Seller has, or will have on or before the Approval Date, duly approved this Agreement and all other Transaction Documents to which the Seller is a party and has, or will have on or before the Approval Date, duly authorized the Seller's execution and delivery of this Agreement and such Transaction Documents and the performance of the Seller's obligations hereunder and thereunder. This Agreement and, upon execution and delivery by the Seller, all other Transaction Documents to which the Seller is a party, have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditors' rights generally and except for any limitations on the availability of equitable remedies.

         4.3 TITLE TO SHARES. The Seller is the record and beneficial owner of, and has good and valid title to, the Shares free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing the Shares. The delivery of certificates representing the Shares pursuant to Section 1.4 will transfer to the Buyer good and valid title to the Shares, free and clear of all Liens.

         4.4 ABSENCE OF CONFLICTS. Neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby:

         (a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any of the Shares or property of the Seller, in each case under the provisions of the articles or certificate of incorporation, by-laws or similar organizational document of the Seller or any indenture, mortgage, lease, loan agreement or other material agreement, instrument or contract or any material Legal Requirement by which the Seller or any property of the Seller is affected.

         (b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person (other than compliance with the HSR Act) other than as described on SCHEDULE 4.4, except for any Consents which the failure to obtain could not reasonably be expected (individually or collectively) to have a Material Adverse Effect.

         4.5 BROKERAGE. Except as set forth on SCHEDULE 3.12 attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller, and all of the obligations set forth on SCHEDULE 3.12 shall be paid in full at the Closing by the Seller.

         4.6 LITIGATION; PROCEEDINGS. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Knowledge of the Seller, threatened against or affecting the Seller, at law or in equity, or before or by any Governmental Entity, in which it is sought to restrain or prohibit the transactions contemplated hereby.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement, the Buyer hereby makes the representations and warranties set forth in this Article V as of the date of this Agreement.

         5.1 ORGANIZATION AND POWER. The Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified other than those jurisdictions in which the failure to so quality would not prohibit the consummation of the transactions contemplated hereby. The Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

         5.2 AUTHORIZATION OF TRANSACTIONS. The Buyer has full corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The board of directors of the Buyer has, or will have on or before the Approval Date, duly approved this Agreement and all other Transaction Documents to which the Buyer is a party and has, or will have on or before the Approval Date, duly authorized the Buyer's execution and delivery of this Agreement and such Transaction Documents and the performance of the Buyer's obligations hereunder and thereunder. This Agreement and, upon execution and delivery by Buyer, all other Transaction Documents to which the Buyer is a party, have been duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditors' rights generally and except for any limitations on the availability of equitable remedies.

         5.3 ABSENCE OF CONFLICTS. Except as set forth on the attached SCHEDULE 5.3, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby:

         (a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the articles or certificate or incorporation, by-laws or similar organizational documents of the Buyer or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Buyer is bound or by which it or any of its assets are affected, or any Legal Requirement to which the Buyer or any of its assets is subject, or

         (b) without limiting the foregoing, require any Consent of any Governmental Entity or any other Person (other than compliance with the HSR Act) other than as described on SCHEDULE 5.3., except for any Consents which the failure to obtain could not reasonably be expected (individually or collectively) to have a Material Adverse Effect.

         5.4 BROKERAGE. Except as set forth on SCHEDULE 5.4 attached hereto, there are no claims for brokerage commission, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer, and all of the obligations set forth on SCHEDULE 5.4 shall be paid in full at the Closing by the Buyer.

         5.5 LITIGATION; PROCEEDINGS. There are no complaints, charges, claims, actions, suits, proceedings, orders or investigations pending or, to the Buyer's Knowledge, threatened against the Buyer at law or in equity, or before or by any Governmental Entity, in which it is sought to restrain or prohibit the transactions contemplated hereby.

         5.6 ACQUISITION OF SHARES FOR INVESTMENT. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with any distribution thereof, nor with any present intention of distributing or selling the Shares. The Buyer agrees and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (ii) except in accordance with applicable provisions of state securities laws.

         5.7 FINANCING. The Buyer has all funds necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written agreement of the Seller and the Buyer;

         (b) by the Seller, by written notice to the Buyer, on any date determined for the Closing in accordance with Section 1.4 if each condition set forth in Section 1.5 has been satisfied (or will be satisfied by the delivery of documents by the parties at the Closing) or waived by the Buyer in writing on or before such date, and the Buyer has nonetheless refused to consummate the transactions contemplated by this Agreement and such failure to close shall not have resulted from the Company's or the Seller's material breach of this Agreement or failure to fulfill any obligation under this Agreement;

         (c) by the Buyer, by written notice to the Seller, on any date determined for the Closing in accordance with Section 1.4 if each condition set forth in Section 1.6 has been satisfied (or will be satisfied by the delivery of documents by the parties at the Closing) or waived by the Seller in writing on or before such date, and the Seller or the Company has nonetheless refused to consummate the transactions contemplated by this Agreement and such failure to close shall not have resulted from the Buyer's material breach of this Agreement or failure to fulfill any obligation under this Agreement;

         (d) by the Buyer or the Seller, by written notice to the other, after the Termination Date, if the Closing has not occurred and the Person giving such notice (and the Company, if such notice is given by the Seller) is not in breach of this Agreement in any material respect and is in compliance with its obligations under this Agreement;

         (e) by the Buyer or the Seller if the condition set forth in Section 1.5(o) has not been satisfied or waived on or before sixty (60) days after the vote contemplated by Section 1.5(o).

The "TERMINATION DATE" will be the 60th day following the date hereof. The Buyer may not rely on the failure of any condition precedent set forth in Section 1.5 to be satisfied if such failure resulted from the Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement, and the Seller may not rely on the failure of any condition precedent set forth in Section 1.6 to be satisfied if such failure resulted from the Seller's or the Company's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

         6.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 6.1, then this Agreement will forthwith become void and there will be no liability on the part of any party to any other party or any other Person in respect thereof, provided that the obligations of the parties described in Sections 6.3, 8.2 and 8.4 will survive any such termination.

         6.3 TERMINATION FEE. In recognition of the considerable expense that the parties have incurred in the transactions contemplated hereby and the foregoing by the Seller and Buyer of other opportunities as a result of its commitment to such transactions, if (a) this Agreement is terminated by the Seller or the Buyer pursuant to Section 6.1(b) or 6.1(c), and (b) the other party would not have had the right to terminate this Agreement pursuant to
Section 6.1 the party terminating shall be entitled, at its option, either: (i) to terminate this Agreement upon written notice to the other party in accordance with Section 6.1 and upon such termination, the other party shall pay to an account designated by the terminating party, within three (3) business days following notice, in immediately available funds, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), as liquidated damages for all loss, damage and exposure suffered by the terminating party and not as penalty, it being agreed that damages will be impossible to ascertain and that such amount is a reasonable sum considering all of the circumstances existing as of the date of this Agreement, including the sum of the harm to the party's business, the anticipated use of proceeds from the sale or income from the purchase of the Shares, and the fact that it would be difficult to fix actual damages to the party, or (ii) to institute and prosecute proceedings against the other party, either at law or in equity in any court of competent jurisdiction, to enforce the specific performance of this Agreement it being acknowledged that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their terms.

                                   ARTICLE VII

                       INDEMNIFICATION AND RELATED MATTERS

         7.1 SURVIVAL; ABSENCE OF OTHER REPRESENTATIONS. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will survive the Closing Date. The right to indemnification or other remedies based on such representations, warranties, covenants and agreements will not be affected by the waiver of any condition or any knowledge or any investigation at any time made by or on behalf of the Buyer, the Company or the Seller, or of any information the Buyer, the Company, or the Seller may have in respect thereof, and regardless of any dissolution of the Company after the Closing; provided that all claims (other than claims of fraud) made in respect of any such representations, warranties, covenants or agreements will be subject to any applicable limitations set forth in this Article VII except as specifically provided herein. No party has made or will make in connection with this Agreement any representation or warranty, express or implied, other than as set forth in this Agreement, the schedules hereto, and the certificates delivered pursuant hereto.

         7.2 INDEMNIFICATION.

         (a) BY THE SELLER. Subject to the limitations set forth in this Section 7.2(a) and in Section 7.2(c), after the Closing, the Seller will indemnify the Buyer, the Company and their respective Affiliates (and the Seller shall have no right of contribution or other action against the Company arising out of any breach of a representation, warranty, agreement or covenant by the Company), shareholders, partners, officers, directors, employees, agents, representatives, successors (collectively, the "BUYER INDEMNITEES") and hold the Buyer Indemnitees harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment relating to any matter described in clause (i) or (ii) below, or in enforcing the indemnity provided by this Section 7.2) (any such amount being referred to as a "LOSS") which any Buyer Indemnitee may suffer, sustain or become subject to, as a result of:

         (i) any breach by the Seller or the Company of any representation, warranty or certification of the Seller or the Company set forth in this Agreement or any certificate delivered by the Seller or the Company in connection with the Closing;

         (ii) any breach by the Seller at any time, or, by the Company prior to the Closing of any covenant or agreement set forth in this Agreement;

         (iii) any breach by the Seller at any time, or, by the Company prior to the Closing of any Transaction Document; or

         (iv) any Loss in connection with any action, suit, proceeding, claim or judgment with any third party arising out of or from any act, error or omission of the Seller or the Company prior to Closing; or

         (v) any Loss in connection with any unfair labor practice claim against the Seller or the Company relating to an unfair labor practice that occurred prior to the Closing.

Provided that the Seller's liability pursuant to this Section 7.2(a) will be subject to the following limitations:

             (A) the Seller will not be liable for any Loss described in Section 7.2(a) above unless and until the aggregate amount of all Losses described in
Section 7.2(a) above exceeds One Million Dollars ($1,000,000.) (the "BASKET"), in which event the Seller will be liable for all Losses described in Section 7.2(a) above, without regard to the Basket; provided that the Basket will not apply to any Loss incurred as a result of fraud by the Seller or the Company, an intentional breach of any Transaction Document by the Seller or the Company or any inaccuracy or breach by the Company or the Seller of any representations and warranties of which the Seller or the Company had Knowledge at any time prior to Closing or set forth in Sections 3.3(a) (Capital Stock), 3.7(c) (Ownership of Assets), 3.8 (Taxes), 3.12 (Brokerage), 3.14 (Employee Benefit Plans), 3.18 (Environmental Matters), 3.20 (Undisclosed Liabilities), and 4.3 (Title to Shares), or any certification relating thereto, Section 7.2 (a)(v), Section 8.9 (Tax Matters), Section 8.13 (IRC ss.338 Election), or Section 8.14 (PERS Monitoring), 8.16 (Telephone Switch), or any adjustment to the Estimated Purchase Price pursuant to this Agreement.

             (B) the Seller will not be liable for any Loss described in Section 7.2(a) above unless the Buyer gives the Seller written notice asserting the misrepresentation, breach or other matter in question on or prior to the one year anniversary of the Closing Date; provided that this clause (B) will not apply to any Loss incurred as a result of Section 7.2(a)(iv), fraud, any inaccuracy or a breach by the Company or the Seller of any representations and warranties set forth in Sections 3.3(a) (Capital Stock), 3.7(c) (Ownership of Assets), 3.8 (Taxes), 3.18 (Environmental Matters) and 4.3 (Title to Shares) or any certification relating thereto, provided further that the Seller will not be liable for any Loss described in Section 7.2(a) above in connection with any breach of the representations and warranties contained in Sections 3.3(a), 3.7(c), 3.8, 3.18 or 4.3 or any certification relating thereto, unless the Buyer gives the Seller written notice asserting the misrepresentation, breach or other matter in question on or prior to the end of the applicable statute of limitations after which period such representation and warranty shall terminate and be of no further force or effect, and

             (C) the Seller will not be liable for any Loss described in Section 7.2(a) above to the extent that the aggregate amount of all Losses described in
Section 7.2(a) above exceeds 33% (thirty-three percent) of the Final Purchase Price (the "Cap"); provided that the Cap will not apply to any Loss incurred as a result of fraud, any inaccuracy or breach by the Company or the Seller of any representations and warranties set forth in Sections 3.3(a) (Capital Stock), 3.7(c) (Ownership of Assets), 3.8 (Taxes), 3.18 (Environmental Matters) and 4.3 (Title to Shares), or any certification relating thereto.

         (b) BY THE BUYER. Subject to the limitations set forth in this Section 7.2(b) and in Section 7.2(c), after the Closing, the Buyer will indemnify the Seller and its Affiliates, partners, officers, directors, employees, agents, representatives, successors (collectively, the "SELLER INDEMNITEES") and hold any Seller Indemnitee harmless from and against any Loss which any Seller Indemnitee may suffer, sustain or become subject to, as the result of:

             (i) any breach by the Buyer of any representation, warranty or certification of the Buyer set forth in this Agreement or any certificate delivered by the Buyer in connection with the Closing; or

             (ii) any breach by the Buyer at any time, or, by the Company following the Closing, of any covenant or agreement set forth in this Agreement; or

             (iii) any breach by the Buyer of any Transaction Document.

         (c) CONSEQUENTIAL DAMAGES; MITIGATION. Neither the Seller nor the Buyer will have any obligation to indemnify any Buyer Indemnitee or Seller Indemnitee for (a) any Consequential Damages, or (b) any other Losses (i) that are recovered by the indemnitee from any third party (including insurers, subject to the last two sentences of this clause (c)), or (ii) to the extent (and as of and not until the time) such Losses are offset by actual tax savings realized on account of such Losses by the indemnitee or any of its Affiliates. In the event any relevant insurance payment has not been received at the time an amount is due any Buyer Indemnitee or Seller Indemnitee, as the case may be, pursuant to the provisions of Article 7 hereof, then the amount so due shall be paid in full by the Seller or the Buyer, as the case may be. To the extent the Buyer Indemnitee or Seller Indemnitee, as the case may be, receives any payment pursuant to any insurance policies as to a claim with respect to which it has previously received payment from the Seller or the Buyer, as the case may be, hereunder, then in such event the Buyer Indemnitee or Seller Indemnitee, as the case may be, shall promptly reimburse the Seller or the Buyer, as the case may be, for the full amount of any such duplicate payment received.

         (d) EXCLUSIVE REMEDY. Anything in this Agreement or applicable law to the contrary notwithstanding, it is understood and agreed by the Buyer and the Seller that except as expressly provided in Sections 6.3, 7.2(a) and 7.2(b), after the Closing neither the Buyer nor the Seller will have any obligation or liability to the other, and neither the Buyer nor the Seller will have any claim or recourse against the Buyer or the Seller, as a result of the breach prior to the Closing of any representation, warranty, covenant or agreement of the Company, the Seller or the Buyer contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Company, it being understood and agreed that the remedies provided for in Sections 6.3, 7.2(a) and 7.2(b) will be the sole and exclusive remedy for any such claim or recourse by the Buyer or the Seller for any such matters, whether such claims are framed in contract, tort or otherwise.

         (e) RIGHT TO SET-OFF. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set-off any amount to which it may be entitled against amounts otherwise payable to Seller. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any Transaction Document. Neither the exercise or failure to exercise such right of set-off or to give notice of a claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         7.3 INDEMNIFICATION PROCEDURES.

         (a) NOTICE OF CLAIM. Any party making a claim for indemnification under
Section 7.2 (the "INDEMNIFIED PARTY") will notify the Person from whom indemnification is claimed (the "INDEMNIFYING PARTY") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or after discovering the liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. Subject to Section 7.2(a), the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 7.2, except to the extent that such failure actually prejudices the Indemnifying Party.

         (b) ASSUMPTION OF DEFENSE. Except where the Indemnifying Party fails to provide reasonable assurance of its financial capacity to defend and provide indemnification, with respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section 7.2, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense.

         (c) LIMITS OF ASSUMPTION OF DEFENSE. An Indemnifying Party's rights under Section 7.3(b) will be subject to the following limitations:

             (i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party; and

             (ii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, unless such settlement or judgment relates solely to monetary damages and such settlement expressly and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. Notwithstanding the foregoing, the Indemnifying Party shall not make any settlement or compromise with respect to any matter relating to Taxes or Tax Returns to the extent such settlement or compromise materially affects Tax periods beginning after the Closing Date, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

If the Indemnifying Party does not assume control of the defense of any claim pursuant to the limitations set forth in this Section 7.3, or the Indemnifying Party has the right, but does not assume control of the defense of any claim, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense, as reasonably requested by the Indemnifying Party, and the Indemnified Party will not enter into any settlement of such claims which could result in any liability to the Indemnifying Party under Section 7.2(a) or 7.2(b), as the case may be, unless the Indemnified Party gives prior written notice to the Indemnifying Party of any such settlement and receives written approval of such settlement from the Indemnifying Party, such approval not to be unreasonably withheld. Upon receiving such written approval, the Indemnified Party may enter into such settlement and such settlement will be binding upon the Buyer and the Seller for purposes of determining whether any amount of indemnification is payable pursuant to Section 7.2, subject to any applicable limitations set forth in Section 7.2; and, for the avoidance of doubt, if the Indemnifying Party does assume the defense of such claim within five (5) business days after notice of the proposed settlement is given, the costs and expenses incurred by the Indemnified Party (including reasonable legal expenses and fees) prior to the assumption of such defense by the Indemnifying Party shall be added to any Loss incurred by such claim. As used in this Article VII, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

         7.4 TREATMENT OF INDEMNIFICATION PAYMENTS. Each Party will treat all payments made pursuant to Section 7.2 as adjustments of the Final Purchase Price consistent with Section 1.338 H 10 election for tax purposes. Each Party agrees to use reasonable efforts to seek recovery under any insurance coverage which such Party may have in respect of any Loss. Notwithstanding the foregoing, nothing herein contained shall require either of the parties to institute a suit or other proceeding as to any denial of coverage or reservation of rights by any insurance carrier as to any coverage applicable to the subject matter of any claim by an Indemnified Party.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.1 THE BUYER'S RETENTION OF RECORDS; CONTINUING ASSISTANCE. After the Closing, the Buyer and the Company shall provide the Seller, and its counsel, accountants and other representatives, and the Seller shall provide the Buyer and the Company and their respective counsel, accountants and other representatives, with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents relating to the Company in its possession pertaining to transactions occurring prior to the Closing Date when requested; provided that such access does not unreasonably interfere with the business or operations of the Company or the Person providing such access. At the request and expense of the requesting Person, the requested Person will deliver copies of any such books and records to the requesting Person. The Buyer agrees that it shall preserve and keep all books and records of the Company in the Buyer's possession for a period of at least seven (7) years from the Closing Date. If, in order to properly prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Company, and such information is in the possession of any other party hereto, such party agrees to use its best efforts to furnish such information to such requesting party, at the cost and expense of the party being furnished such information.

         8.2 PRESS RELEASES AND ANNOUNCEMENTS. (i) Prior to such time as the boards of directors of the Company, the Seller and the Buyer have given the approvals described in Sections 3.2, 4.2 and 5.2 (the "APPROVAL TIME"), neither the Buyer nor the Seller shall make any press releases related to this Agreement or any transaction contemplated hereby or other announcements generally to customers or other Persons having business relationships with the Company, and
(ii) following the Approval Time, except for any public disclosure which either the Buyer or the Seller in good faith believes is reasonably advisable under any Legal Requirement (in which case, if practicable, the disclosing party will give the other parties an opportunity to review and comment upon such legally required disclosure before it is made):

         (a) prior to the Closing, no press releases related to this Agreement or any transaction contemplated hereby or other announcements generally to customers or other Persons having business relationships with the Company (it being understood that the Buyer will have the right to contact such Persons in connection with its investigation of the business of the Company as provided in
Section 2.2(a) and as the Seller may otherwise consent) will be issued or made without the mutual approval of the Seller and the Buyer, other than notices to third parties from whom Consent is required to be obtained in connection with the transactions contemplated hereby; and

         (b) after the Closing, neither party will make any press release or other public announcement with respect to the Company, this Agreement or any transaction contemplated hereby without the other party's consent, which shall not be unreasonably withheld or delayed.

         8.3 FURTHER ASSURANCES. Each party will execute and deliver such further instruments or documents and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Shares and the other transactions contemplated hereby.

         8.4 EXPENSES. Except as otherwise expressly provided herein, each of the Seller and the Buyer will pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses), and the Seller will pay any cost of the Company, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. The Company or the Seller will prepare and file, on or before the due dates thereof, any required forms with respect to any transfer, stamp, conveyance, recording or other similar Taxes, fees, duties or governmental charges (collectively, "TRANSFER TAXES") imposed by any Taxing jurisdiction by reason of the transactions contemplated by this Agreement. The Buyer agrees to cooperate with the Seller in connection with the preparation and filing of any forms relating to Transfer Taxes. Each of the Buyer and the Seller will be responsible for one-half of all Transfer Taxes imposed on the Buyer, the Seller, the Company or any property of the Company by reason of any transaction contemplated by this Agreement. If valuations of any property or leases are required to determine the amount of any Transfer Taxes, the Seller and the Buyer will reasonably determine such valuations, and the parties agree that they will not take (or cause to be taken) any position inconsistent with such valuations in connection with any Tax Return or otherwise.

         8.5 NON-SOLICITATION.

         (a) GENERAL. (i) During the period beginning on the date of this Agreement and ending on the first anniversary of the Closing Date, without the Buyer's previous written consent, the Seller will not directly or indirectly contact, approach, solicit, divert, entice, induce, take away, interfere with or employ, hire or contract with (whether as an employee, consultant, agent, independent contractor or otherwise) any person who is employed by the Company either on the date of this Agreement or on the Closing Date, which shall not include general solicitations through the media.

         (ii) As to all of the customers of the Company, in addition to, and not in derogation of, the provisions of Section 8.6 hereof, the Seller agrees that it shall not directly or indirectly, either alone or as a consultant, advisor, partner, joint ventures, member or stockholder of any person, company, or business organization, solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept any security alarm or guard, response or patrol business from any customer of the Company who becomes a customer of the Buyer in accordance with the terms of this Agreement; provided, however, the foregoing restriction shall not prohibit the Seller or its subsidiaries from continuing to operate its personal response system business.

         (iii) If a court of competent jurisdiction declares that any term or provision of this Section 8.5(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment, order or decree of such court may be appealed.

         (b) REMEDY FOR THE SELLER'S BREACH. The Seller acknowledges and agrees that in the event of a breach by the Seller of any of the provisions of this
Section 8.5, monetary damages will not constitute a sufficient remedy and that Buyer would have no adequate remedy at law. Consequently, in the event of any such breach, the Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or security, the Seller hereby expressly waiving the requirement for any such bond or security, or proving actual injury or damages.

         (c) ACKNOWLEDGMENT. The Seller acknowledges and agrees that (i) the covenants set forth in this Section 8.5 are reasonable in scope, duration, geographic area and in all other respects, (ii) the Buyer would not have entered into this Agreement but for the covenants of the Seller contained in this
Section 8.5, and (iii) the covenants contained in this Section 8.5 have been made in order to induce the buyer to enter into this Agreement and shall be deemed to be independent covenants.

         8.6 NON-COMPETE COVENANT.

         (a) NON-COMPETITION WITH BUSINESS OF THE COMPANY. In addition to and not in derogation of the provisions of Section 8.5 hereof, effective upon the Closing Date, for a period of two (2) years after the date hereof (the "NON-COMPETITION PERIOD"), the Seller shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, partner or joint venture with, be a member of, permit its name be used by, act as consultant or advisor to (alone or in association with any person, firm, corporate or other business organization) any person or entity that is in the security alarm or guard, response or patrol business anywhere where the Company currently operates ("COVERED ACTIVITIES"); provided, however, the foregoing restriction shall not prohibit the Seller or its subsidiaries from continuing to operate its personal response system business. Nothing herein shall prohibit the Seller from being a passive owner of the outstanding stock of any class of securities of a publicly traded corporation engaged in Covered Activities, so long as the Seller does not actively participate in the management of such corporation and so long as the Seller owns no more than ten (10%) percent of the issued and outstanding stock of such corporation.

         (b) ACKNOWLEDGMENT. The Seller acknowledges and agrees that (i) the covenants set forth in this Section 8.6 are reasonable in scope, duration, geographic area and in all other respects, (ii) the Buyer would not have entered into this Agreement but for the covenants of the Seller contained in this
Section 8.6, and (iii) the covenants contained in this Section 8.6 have been made in order to induce the Buyer to enter into this Agreement and shall be deemed to be independent covenants.

         (c) SEVERABILITY. If a court shall hold that the duration, scope, or area restrictions stated in this Section 8.6 are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area. If any provision of this Section 8.6 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, and such determination shall not be curable by the application of the previous sentence, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this Section 8.6 enforceable. This Section 8.6, as thus amended, shall be enforced to give effect to the intention of the parties insofar as that is possible.

         (d) REMEDIES. The Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 8.6, monetary damages will not constitute a sufficient remedy and that the Buyer would have no adequate remedy at law. Accordingly, in the event of any such breach, the Buyer and/or its successors and assigns may, in addition to any other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce or prevent any violations of the provisions hereof without the Buyer having to post a bond or security, the Seller hereby expressly waiving the requirements for any such bond or security, or proving actual injury or damages.

         8.7 HSR ACT COMPLIANCE. If required, within seven (7) days after the date hereof, the Seller and the Buyer shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. The Seller and the Buyer shall use all commercially reasonable efforts to comply as promptly as practicable, with any request made pursuant to the HSR Act for additional information. The Seller and the Buyer shall cooperate with each other in such compliance to the extent commercially reasonable. The Buyer shall pay the statutory filing fees required by law in connection with the filings required under the HSR Act.

         8.8 EMPLOYEE MATTERS. Schedule 8.8 attached hereto is a list of employees of the Company and/or Seller who are engaged in management of the Company (the "MANAGEMENT EMPLOYEES") as of the date indicated thereon (which date is not more than thirty (30) days prior to the date hereof), including each such person's name and current position or job classification, along with true and complete confidential wage or salary and bonus information for each Management Employee. On and after the Closing, neither the Seller nor Buyer shall have any further obligation to provide benefits, or make its benefit plans available, to the Management

Employees (or their covered dependents) or other current or former employees of the Company (or their covered dependents), except as may be required under applicable law (including without limitation, health continuation coverage under Code Section 4980B).

         8.9 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

         8.9.1 The Seller shall indemnify and hold harmless the Buyer and the Company (i) for any and all Taxes of the Company with respect to all taxable periods of the Company ending on or prior to the Closing Date, including, without limitation, any Tax liability asserted against Company arising out of its inclusion in any consolidated return, (ii) for all Taxes allocated to the Seller pursuant to Section 8.9.2, and (iii) for any reasonable costs and expenses arising directly out of the imposition, assessment or assertion of any such Taxes, including those costs incurred pursuant to the terms of this Agreement in connection with the assertion or defense of any claim or assessment for such Taxes (collectively, "OTHER AMOUNTS"). The Buyer shall indemnify and hold harmless the Seller (i) for any and all Taxes of the Company imposed on the Seller with respect to all taxable periods of the Company beginning after the Closing Date, (ii) for all Taxes allocated to the Buyer pursuant to Section 8.9.2, and (iii) for any reasonable costs and expenses arising directly out of the imposition, assessment or assertion of any such Taxes, including those costs incurred pursuant to the terms of this Agreement in connection with the assertion or defense of any claim or assessment for such Taxes.

         8.9.2 If, with respect to any Tax, the taxable period of the Company does not terminate on the Closing Date, the Tax (whether based on income, capital, ownership of property or otherwise) attributable to the taxable period of the Company that includes the Closing Date shall be allocated to (i) the Seller for the period up to and including the Closing Date; and (ii) the Buyer for the period subsequent to the Closing Date (plus amounts reserved therefor on the Final Balance Sheet). Any indemnification hereunder shall be subject to the procedures set forth in Section 7.3 hereof. For purposes of this section, Taxes for the period up to and including the Closing Date shall be determined on the basis of a closing of the books as of the Closing Date, except that any Tax imposed annually based on ownership of assets on a particular date, or any similar tax, shall be prorated to the period prior to and including the Closing Date and the period thereafter. Where applicable, the parties agree to elect to close the tax year as of the Closing Date by closing of the books.

         8.9.3 The Seller shall prepare or cause to be prepared in a manner consistent with past practice, and timely file or cause to be timely filed, all Tax Returns of the Company with respect to periods ending on or before the Closing Date. The Buyer and the Company shall furnish Tax information to the Seller for inclusion in such Tax Returns in accordance with the Company's past practice. The Buyer shall prepare or cause to be prepared in a manner consistent with past practice, and timely file or cause to be filed, all Tax Returns of the Company with respect to periods ending after the Closing Date. Buyer shall deliver or cause to be delivered to the Seller all Tax Returns of the Company for periods beginning prior to the Closing Date for Seller's review and approval at least thirty (30) days prior to the due date thereof. Seller shall deliver to the Buyer any Tax Returns relating to the Company for periods beginning prior to the Closing Date for Buyer's review and approval at least thirty (30) days prior to the due date thereof. Tax Returns which include periods ending on or before the Closing Date, and which must be signed by an officer of the Company, shall be delivered to the Buyer not less than fifteen
(15) days prior to the due date, including any extensions thereof. The Buyer shall cause such Tax Returns to be signed by an officer of the Company promptly after delivery of each such Tax Return.

         8.9.4 Whenever any Taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for which the Seller is or may be liable under this Agreement, the Buyer shall promptly inform the Seller. The failure of the Buyer to notify the Seller promptly shall not relieve the Seller of any obligations under this Agreement except to the extent such failure prejudices Seller's ability to defend the claim. The Seller shall have the complete right to control, at its cost, any resulting proceedings. The Buyer shall have the right to attend the proceedings at its own expense. The Seller may settle any such claim, assessment, or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Seller is liable under this Agreement, only with the prior consent of the Buyer, which consent shall not be unreasonably withheld or delayed. Whenever any Taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes for which the Buyer is or may be liable under this Agreement, the Seller shall promptly inform the Buyer. The Buyer shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute, except to the extent such proceedings or determinations affect the amount of Taxes for which the Seller is liable under this Agreement. This Section 8.9.4 shall be subject to the terms of Section 7.3.

         8.9.5 Each of the Buyer and the Seller will provide the other with such reasonable assistance as may be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such Return, audit, or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expense incurred in providing such assistance except with respect to the preparation of any Tax Return. Without limiting in any way the foregoing provisions of this
Section 8.9.5, the Buyer hereby agrees that it will retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, work schedules and other records or information which it possesses and which may be relevant to such Returns of the Company for all Taxable periods ending on or prior to the Closing Date, and that such records shall be maintained until the expiration of the applicable statute of limitations, including any extensions thereof. The Buyer will not destroy or otherwise dispose of such records without first providing the Seller a reasonable opportunity to review and take possession of such records.

         8.9.6 Any and all Tax sharing agreements or practices among or between the Company on the one hand and the Seller or any of its affiliates on the other hand shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Closing Date.

         8.9.7 All powers of attorney authorizing any party to represent the Company with respect to Taxes shall be terminated on or before the Closing Date.

         8.9.8 At the Closing, the Seller shall furnish the Buyer with an affidavit, as described in Section 1445(b)(2) of the Code, signed under penalty of perjury, containing such shareholder's United States taxpayer identification number, address, and a statement that Seller is not a foreign person.

         8.9.9 The Company and the Buyer shall jointly and severally indemnify the Seller and the Seller Indemnities against and hold them harmless from any liability resulting from any Taxes and additions thereto of the Company or any of its Affiliates with respect to any taxable period beginning after the Closing Date and any liability for fees, costs and expenses (including reasonable attorneys' fees) arising out of or incident to any examination, administrative hearing or other proceeding before any Taxing authority or any judicial authority with respect to an amount indemnified pursuant to this sentence.

         8.9.10 If the Company incurs a net or capital loss, business credit or other Tax attribute in a taxable period beginning after the Closing Date that must be carried back to the Seller's consolidated, combined or unitary Tax Return, the Company may file a refund claim or application for adjustment only after receiving the written consent of the Seller, which may not be unreasonably withheld. In the event the Seller is finally determined to be entitled to receive a refund attributable to such claim or application, upon receipt of such refund the Seller shall promptly pay the Company the amount of such refund (including any interest received thereon from the Governmental Entity or interest which would have been received from the Governmental Entity if the Tax had not been credited).

         8.10 STANDARD COLLECTION PROCEDURES. The Company shall, and the Buyer shall cause the Company to, use the Buyer's standard collection procedures with respect to its accounts and provide the Seller with monthly reports with respect to such collections until the Settlement Date.

         8.11 OVERDUE ACCOUNTS. The Buyer shall, between the Determination Date and the Settlement Date, have the option to cause all contracts which are Overdue Contracts (as defined in the definition of RMR) as of the Determination Date ("CANCELABLE OVERDUE CONTRACTS") to be canceled effective as of the Closing Date; PROVIDED that the Buyer and the Seller agree that any Cancelable Overdue Contracts not so canceled shall not be deemed Overdue Contracts (as of the Closing Date or otherwise) for the purpose of calculating the Company's RMR as of the Closing Date as part of the purchase price adjustment described in
Section 1.3.

         8.12 INDEPENDENT INVESTIGATION. The Buyer acknowledges and agrees that
(i) as of the Closing Date, it shall have made its own inquiry and investigation into, and, based upon thereon, will have formed an independent judgment concerning, the Shares and, the Company, and their respective business; (ii) as of the Closing Date, it shall have been furnished with or given adequate access to such information as it has requested assuming compliance by the Seller with the terms of this Agreement; and (iii) it will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants or representatives, or hold any such persons liable for any, inaccuracies, misstatements or omissions with respect to the Confidential Memorandum furnished to the Buyer or other information (other than, with respect to the Seller, the representations and warranties contained in this Agreement).

         8.13 I.R.C. Section 338 (H) (10) ELECTION. Buyer and Seller shall jointly make an election under Section 338(h)(10) of the Code and any corresponding election under state and local tax laws with respect to the purchase of the Shares under this Agreement, by timely executing and filing IRS Form 8023 (or other applicable documents or instruments) in accordance with Treasury Regulation Section 1.338(h)(10)-1(d)(2) (or such other applicable regulations). The Seller shall pay any Tax attributable to the making of the election and shall indemnify the Buyer, and the Company, with respect to any such Tax. The Seller shall be liable for and shall indemnify the Buyer for any Tax liability that may be imposed on the Company, or the Buyer, pursuant to Treasury Reg. 1.1502-6 (or such other applicable regulation) for any pre-Closing Date period.

         8.14 PERS MONITORING. The Seller shall cause all PERS customers that are monitored by the Company to be monitored by other than the Company prior to the Closing Date. In the event any PERS customers are monitored by the Company on or after the Closing Date, Seller shall, (a) as of the Closing Date enter into the Company's standard form of wholesale or dealer monitoring services agreement, pursuant to which the Seller shall (b) pay for (i) all labor costs,
(ii) any switch or communication costs, and (iii) all other costs incurred by either the Company or the Buyer to monitor the PERS customers. Seller shall use its best efforts to cause all such PERS customers to be monitored by other than the Company as soon as practicable after the Closing Date.

         8.15 CENTRAL STATION OPERATORS. Subject to compliance with all applicable employment laws, as of the Closing Date the Buyer shall cause the Company to either (i) retain central station operators and customer service personnel in their current position(s), or (ii) offer central station operators and customer service personnel, whose positions may be eliminated, another position with the Company without any reduction in wage rate. Although all such employees shall be "at will" employees, the Buyer shall cause the Company to use commercially reasonable efforts to continue to employ all such employees for a minimum of one year from the Closing Date.

         8.16 TELEPHONE SWITCH. In the event the Company's telephone switch and/or related equipment (collectively, the "Switch") does not process data and voice communications in an accurate and timely manner to permit Buyer, and the Company, to comply with all relevant (i) standards of Underwriters Laboratories, Inc. or Factory Mutual Research Corporation, or (ii) industry custom and practice, Seller shall indemnify Buyer, and the Company, for all costs and expenses incurred in repairing or replacing the Switch, in Buyer's reasonable discretion, from time to time as may be commercially reasonable (which costs and expenses shall not exceed, in the aggregate, $250,000); PROVIDED, HOWEVER, that notice of the decision to repair or replace the Switch shall be given to the Seller on or before the Settlement Date.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; PROVIDED that any such amendment or waiver (a) will be binding upon the Seller (and the Company, prior to the Closing) only if such amendment or waiver is set forth in a writing executed by the Seller, and (b) will be binding upon the Buyer (and the Company, after the Closing) only if such amendment or waiver is set forth in a writing executed by the Buyer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

         9.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or transmitted by telecopy (with written confirmation of receipt) or two business days after being mailed by registered or certified mail (return receipt requested) or one business day after being sent or delivered by overnight document courier service (receipt requested). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the addresses indicated below:

         TO THE SELLER (OR TO THE COMPANY, PRIOR TO THE CLOSING):

                  Response USA, Inc.
                  3 Executive Campus
                  2nd Floor South
                  Cherry Hill, NJ 08002
                  Attention:  Richard M. Brooks
                  Telecopy:  609/896-3535


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

         WITH A COPY (WHICH COPY WILL NOT CONSTITUTE NOTICE) TO:

                  Burns & Levinson LLP
                  125 Summer Street
                  Boston, MA  02110
                  Attention:  Josef B. Volman, Esq.
                  Telecopy:  617/345-3299

         TO THE BUYER (OR TO THE COMPANY, AFTER THE CLOSING):

                  Vector Security, Inc.
                  5125 Campus Drive
                  Plymouth Meeting, PA 19462
                  Attention:  John A. Murphy
                  Telecopy:  610/825-4856

         WITH A COPY (WHICH COPY WILL NOT CONSTITUTE NOTICE) TO:

                  Tannenbaum & Chanin, LLP
                  1515 Market Street, Tenth Floor
                  Philadelphia, PA 19102
                  Attention:  Carl S. Tannenbaum, Esq.
                  Telecopy: (215) 523-5339

         9.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and assigns; PROVIDED that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Seller (or the Company, prior to the Closing) without the prior written consent of the Buyer and neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Buyer (or the Company, after the Closing) without the prior written consent of the Seller. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any Transaction Document.

         9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid or unenforceable by any court of competent jurisdiction under applicable law, such provision will be ineffective only to the extent of such prohibition, or invalidity, or unenforceability, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         9.5 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

         9.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         9.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

         9.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         9.10 JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE COMPANY, THE SELLER OR THE BUYER WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN COURT OF CHANCERY OF THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, THE SELLER AND THE BUYER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE COMPANY, THE SELLER AND THE BUYER HEREBY WAIVE ANY CLAIM THAT

SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

         9.11 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY, THE SELLER AND THE BUYER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

         9.12 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

         9.13 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP and with the Company's past practices consistently applied.

         9.14 OTHER DEFINITIONAL PROVISIONS. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

                                 RESPONSE USA, INC.

                                 By: ____________________________________
                                     Name:
                                     Title:

                                 UNITED SECURITY SYSTEMS, INC.

                                 By: ____________________________________
                                     Name:
                                     Title:

                                 THE JUPITER GROUP, INC.

                                 By: ____________________________________
                                     Name:
                                     Title:

                                 VECTOR SECURITY, INC.

                                 By: _____________________________________
                                     Name:
                                     Title:

                                    EXHIBIT A

                                  DEFINED TERMS

As used in the Agreement to which this Exhibit A is attached, the following terms will have the following respective meanings:

"AFFILIATE" when used with respect to any Person means any other Person controlling, controlled by or under common control with such Person.

"APPROVAL DATE" has the meaning set forth in Section 3.2.

"BUYER" has the meaning set forth in the Preamble.

"CLOSING" has the meaning set forth in Section 1.4.

"CLOSING DATE" has the meaning set forth in Section 1.4.

"CODE" has the meaning set forth in Section 3.8(a).

"COMPANY" shall mean collectively, United Security Systems, Inc. and The Jupiter Group, Inc., and Response Alarm Monitoring, LLC, a wholly owned subsidiary of USS.

"CONSENT" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby, or the conduct of the business or operation of the business of the Company, the ownership of the Shares or the holding or utilization of any of the Company's assets thereafter, whether such requirement arises pursuant to any Legal Requirement or any agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any agreement.

"CONSEQUENTIAL DAMAGES" means (a) Losses arising out of any interruption of business, loss of profits, loss of goodwill or (b) any indirect, incidental or special Losses, but expressly excluding, without limitation, any direct Losses.

"DETERMINATION DATE" means the four month anniversary of the Closing Date.

"EQUITY SECURITY" of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

"ERISA" has the meaning set forth in Section 3.14.

"GAAP" means United States generally accepted accounting principles, as in effect from time to time.

"GOVERNMENTAL ENTITY" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

"INDEBTEDNESS" means without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien (other than any Permitted Lien) on a Person's assets, and (viii) any unsatisfied obligation for "withdrawal liability" to a "multi-employer plan" as such terms are defined under ERISA.

"INDEMNIFIED PARTY" has the meaning set forth in Section 7.3(a).

"INDEMNIFYING PARTY" has the meaning set forth in Section 7.3(a).

"INSIDER" means any stockholder, officer or director of either the Seller or the Company, any affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The "Immediate Family" of any individual means such individual's (and such individual's present or former spouse's) grandparents, parents, spouse, siblings, children and grandchildren.

"INVESTIGATING PARTIES" has the meaning set forth in Section 2.2(a).

"IRS" means the Internal Revenue Service.

"KNOWLEDGE" when used in reference to (i) the Company and/or Seller means the actual knowledge of Richard Brooks, Ronald Feldman or Robert May, and (ii) the Buyer means the actual knowledge of John Murphy.

"LATEST BALANCE SHEET" has the meaning set forth in Section 3.5.

"LEGAL REQUIREMENT" means any federal, state and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

"LIEN" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

"LOSS" has the meaning set forth in Section 7.2(a).

"MATERIAL ADVERSE EFFECT" means a material adverse effect on the Shares or the business, operations, financial condition or results of operations of the Company, taken as a whole.

"McGINN FACILITY" means the Receivable Financing Agreement dated as of June 30, 1999 among Response Alarm Monitoring, LLC, McGinn, Smith Acceptance Corp. and USS.

"NET ENTERPRISE VALUE" means, as of any date, the amount determined pursuant to the Net Enterprise Value Schedule attached hereto.

"PERMITTED LIENS" means

         (1) liens securing the payment of Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

         (2) easements, rights-of-way, reservation of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate, materially interfere with the further conduct of the business of the Company;

         (3) restrictions on transfer imposed under state or federal securities laws;

         (4) the lessors' and sublessors' rights under the leases of real and personal property by the Company as lessee which are part of the Company's assets;

         (5) mechanics', carriers', workers', repairers', and similar non-consensual Liens arising by operation of law and relating to obligations which secure only liabilities which are not yet due and payable on the Closing Date; and

         (6) those Liens listed on SCHEDULE 3.7B.

"PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

"PROPRIETARY RIGHTS" means all of the following items, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, and any reissue, continuation, continuation-in-part, division, revision, extension or re-examination thereof, trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights (registered or unregistered); and all registrations, applications and renewals for any of the foregoing; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including the items set forth on SCHEDULE 3.10.

"RMR" means, without duplication, as of any date, the sum of (i) commercial service contract revenue, (ii) residential service contract revenue, (iii) municipal service contract revenue, (iv) inspection contract revenue, (v) patrol service contract revenue and (vi) dealer monitoring revenue, in each case billable to customers of the Company for a one-month period (regardless of whether billed monthly or less frequently) including only customers served under written or oral customer contracts that are then in full force and effect which are: (a) assignable without the consent of any third party, (b) acceptable to the Buyer's errors and omissions insurance carrier, and (c) except in the case of (v) above, only for the provision of monitoring, leasing, inspection and maintenance of burglar, fire, sprinkler, and other monitoring systems. Notwithstanding the foregoing, RMR, shall not include any amounts derived from:
(A) direct wire telephone line charges and other telephone line charges, such as derived channel and multiplex receiver line charges, and other direct pass-through charges; (B) reimbursement for or prepayment of any false alarm assessment; (C) reimbursement for or prepayment of amounts in respect of Taxes, fees, monitoring charges or other charges imposed by any Governmental Entity or authority relating to the provision of alarm services or the leasing of alarm systems; (D) customers who have canceled their accounts prior to Closing or who have notified the Company prior to Closing of their intent to cancel their accounts following the Closing Date; (E) time and material service revenue or other revenues that are not received on a regular and recurring basis; (F) installation purchase payments made by customers or amounts representing discounts offered for payment in advance for monitoring services to be rendered or representing payments to be applied towards the customers' purchase of the alarm security system; (G) any customer if the customer is not "on-line" for monitoring, leasing, inspection or maintenance service; (H) late charges, interest fees, or similar charges assessed against the customers; or (I) alarm services to be provided under any contract as to which the customer is in arrears on any payments relating to regular and recurring services pursuant to such contract for a period in excess of one hundred twenty (120) days ("OVERDUE CONTRACTS") as of such date; PROVIDED that any contract, which is an Overdue Contract as of the Closing Date but which is not an Overdue Contract as of the Determination Date, shall not be treated as an Overdue Contract (as of the Closing Date or otherwise) for the purposes of determining the Company's RMR as of the Closing Date as part of the purchase price adjustment described in Section 1.3.

"SALE TRANSACTION" has the meaning set forth in Section 2.2(b).

"SELLER" has the meaning set forth in the Preamble.

"SETTLEMENT DATE" has the meaning set forth in Section 1.3(b).

"TAX" (and, with correlative meaning, "TAXES", "TAXABLE" and "TAXING") has the meaning set forth in Section 3.8(a).

"TAX RETURNS" has the meaning set forth in Section 3.8(a).

"TRANSACTION DOCUMENTS" means this Agreement the other agreements to be executed and delivered in connection with this Agreement.

"WORKING CAPITAL" means, as of any date, the total current assets, but excluding intercompany accounts of the Company as of such date, less the total current liabilities excluding intercompany accounts of the Company and Taxes as of such date, each as determined in accordance with GAAP and with the Company's past practices consistently applied.

"YEAR 2000 COMPLIANCE" means that any software, hardware or firmware used by Company on or after January 1, 1999 or January 1, 2000 will not produce errors and will continue performing properly and accurately creating, processing, exchanging, recording, storing, manipulating or presenting time/date-related data in the same manner and with the same functionality as it performed before January 1, 1999 or January 1, 2000, including leap year calculations, provided that all other products (e.g., other software, hardware and firmware) used with it or with which it interacts properly exchange time/date-related data with the Company's software, hardware or firmware.